UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549


                                 FORM 8-K


                              CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) July 22, 2011


                              SPECTRUMDNA, INC.
           (Exact name of registrant as specified in its charter)


                      Commission file number 333-148883


Delaware                                                        20-4880377
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or                                    Identification No.)
organization)


P.O. Box 682798
Park City, Utah                                                      84068
(Address of principal                                           (Zip Code)
executive offices)


       Registrant's  telephone number, including area code: (435) 658-1349

                            Not applicable
        (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 ))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors;
           Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On July 22, 2011, Anthony Stonefield tendered his resignation as a member of the Board of Directors of SpectrumDNA, Inc. (the "Company"). Subsequently, on July 23, 2011, Michael Dowling, James Moloshok, and Jeffery Nolan tendered their resignations as members of the Board of Directors of the Company. James Banister will remain as the sole member of the Board of Directors and Chairman of the Board. Additionally, Rebecca Hershinger will remain as Chief Financial Officer of the Company.


Item 8.01  Other Events.

     In view of the Company's limited cash position as well as the resignation of Mr. Banister as Chief Executive Officer on June 1, 2011, the Company has shut down all operations. Currently, the Company is actively seeking other business opportunities including the sale of its assets and/or other strategic alternatives which may include the acquisition or merger with another business opportunity. The Company is not restricting its search to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the remaining officers and director of the Company. There can be no assurance that we will be able to complete any such transaction on terms satisfactory to us or at all, as a result of which investors could lose their investment. Given the limited cash position, the Company does not expect to be able to file its Form 10-Q for June 30, 2011 and any subsequent periodic reports until the Company's current situation improves.


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                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  SPECTRUMDNA, INC.
                                  (Registrant)


Dated:    August 2, 2011          By: /s/ Rebecca Hershinger
                                      Rebecca Hershinger,
                                      Chief Financial Officer